Exhibit 10.4

Certain portions of this exhibit have been omitted because they are not material and is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

for BiAb FVII/TLT-1

by and between

Novo Nordisk A/S

and

Ebumab Hemophilia ApS

Effective Date

22 November 2019

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of 22 November 2019 (the “Effective Date”) by and between Novo Nordisk A/S, a Danish corporation, CVR No. 24256790, with address at Novo Allé, DK-2880 Bagsværd, Denmark (“Novo Nordisk”), and Ebumab Hemophilia ApS, a Danish corporation, CVR No.40837590, with address at Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark (“Licensee”).

Novo Nordisk and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, in 2017, Novo Nordisk and Genmab A/S have entered into a License and Option Agreement (the “LOA”), granting Novo Nordisk a license under Genmab’s proprietary technology relating to bispecific antibodies for targeting proteins involved in various diseases (the “DuoBody® Platform Technology”);

WHEREAS, with use of the DuoBody® Platform Technology, Novo Nordisk has conducted a research project (“Project”), resulting in certain patents, know-how and materials (“Novo Technology”) with regard to the therapeutic approach and the concept of a bispecific human IgGl antibody targeting TLT-1 and FVII for the treatment of haemophilia A;

WHEREAS, Novo Nordisk discontinued the Project in June 2018 due to strategical changes of resource prioritisation;

WHEREAS, Johan Faber was employed as a research scientist and department manager at Novo Nordisk and was involved in the Project;

WHEREAS, upon termination of his employment at Novo Nordisk, Johan Faber incorporated Ebumab Hemophilia ApS (Licensee);

WHEREAS, Licensee desires to obtain from Novo Nordisk a commercial license under the Novo Technology for the further validation and engineering of, and to make, use, distribute and sell a bispecific antibody drug targeting TLT-1 and FVII for the treatment of bleeding conditions, including haemophilia (“Products”). To be able to share the Novo Technology with EH, or with any other Third Party, Novo Nordisk requires the express written authorization from Genmab.

WHEREAS, Genmab has granted Licensee a preliminary license under the DuoBody® Platform Technology to allow for further research of the Novo Technology (the “Research Evaluation Agreement“ and Genmab has, in a side letter to the LOA, authorized Novo Nordisk the right to, simultaneously and under certain restrictions, grant Licensee a commercial license under the Novo Technology;

WHEREAS, Novo Nordisk now wishes to grant Licensee such commercial license in accordance with the terms and conditions of this agreement (this “Agreement”);

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NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

All references to particular Exhibits, Articles and Sections shall mean the Exhibits to and Articles and Sections of this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party. For purposes of this definition Novo A/S and the Novo Foundation and their affiliates (other than Novo Nordisk and its subsidiaries) are not considered Affiliates of Novo Nordisk.

“Audited Party” shall have the meaning set forth in Section 3.7 (Records and Audits).

“Auditor” shall have the meaning set forth in Section 3.7 (Records and Audits).

“BiAb FVII/TLT-1” shall mean an IgG antibody with two (2) different binding arms, targeting TLT-1 and FVII.

“Confidential Information” shall have the meaning set forth in Section 8.1.1 (Confidential Information).

“Control” or “Controlled” means, with respect to any Know-How, Materials, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to grant to the other Party a license or access as provided herein to such Know-How, Materials, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access.

“Cover” means a Valid Claim of a Patent Right that would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of the Product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, such claim shall be treated as if issued as then currently being prosecuted.

“Disclosing Party” shall have the meaning set forth in Section 8.1.1 (Confidential Information).

“EMA” means the European Medicines Agency or any successor entity thereto.

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“Exploit” means to research, develop, make, have made, use, offer for sale, sell, import, export or otherwise exploit, or transfer possession of or title in, a Product.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“First Commercial Sale” means, with respect to any Product in any country, the first sale for end use or consumption of such Product in such country after Marketing Approval has been granted in such country. Sales for clinical studies, compassionate use, named patient programs, sales under the treatment IND, any non-registrational studies, or any similar instance where the Product is sold at cost or supplied without charge such as clinical supplies, free samples (promotional or otherwise) or as donations (for example to non-profit institutions or government agencies for a non-commercial purpose) shall not constitute a First Commercial Sale.

“FVII” means the coagulation factor VII protein.

“GAAP” means the enacted Generally Accepted Accounting Principles, consistently applied. Unless otherwise defined or stated herein, financial terms shall be calculated under GAAP, or under IFRS if in the EU.

“Genmab” means Genmab A/S, a Danish company, with principal offices located at Kalvebod Brygge 43, DK-1560 Copenhagen V, Denmark, CVR no. 2102 3884.

“Gcnmab-Licensee CLA” means the license agreement for commercial use by Licensee of the DuoBody® Platform Technology for the development and commercialization of bispecific antibody drug directed at TLT-l/FVII.

“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

“IFRS” means the enacted International Financial Reporting Standards, consistently applied.

“Infringe” or “Infringement” means any infringement as determined by Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

“Initiation” means, with respect to a clinical trial, the first dosing in the first human subject in such clinical trial.

“Know-How” means techniques, technology, inventions (whether patentable or not), methods, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, and other similar information, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known.

“Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

“License” means the license granted by Novo Nordisk to Licensee as defined in Section 2.1.1.

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“Licensed Field” means the treatment of bleeding conditions, including haemophilia.

“Licensee Indemnified Parties” shall have the meaning set forth in Section 7.1.1.

“Licensee Patents” means any Patent Right that (a) is Controlled by Licensee during the Term of this Agreement and (b) claims an invention that is developed by Licensee, its Affiliates or Sublicensees during the Exploitation of the Product(s) and incorporates, is derived from, or relied on, the Novo Technology.

“LOA” means the License and Option Agreement, with effective date 22 December 2017, between Novo Nordisk and Genmab A/S for the use by Novo Nordisk of Genmab’s proprietary DuoBody® Platform Technology;

“Losses” shall have the meaning set forth in Section 7.1.1.

“Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country, necessary for the manufacture, use, storage, import, marketing and sale of a Product in such country.

“Materials” means those samples and/or materials that are part of the Novo Know-How and listed in Exhibit B.

“Milestone Event” shall have the meaning set forth in Section 3.1.1.

“Milestone Payment” shall have the meaning set forth in Section 3.1.1.

“Net Sales” means, [**].

“Novo Indemnified Parties” shall have the meaning set forth in Section 7.1.2.

“Novo Know-How” means the materials and Know-How relating to the therapeutic approach and the format of Bi Ab FVII/TLT-1, as existing on the Effective Date, Controlled by Novo Nordisk and either generated as a result of, or applied in, the Project, as listed in Exhibit B.

“Novo Patents” means the Patent Rights listed in Exhibit A, and any additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

“Novo Technology” means the Novo Patents and Novo Know-How, Controlled by Novo Nordisk at the Effective Date of the Agreement. For clarity, Novo Technology does not include the DuoBody® Platform Technology as licensed by Novo Nordisk from Genmab and used by Novo during the Project.

“Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

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“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Phase 2 Clinical Trial” means any human clinical trial of a Product that would satisfy the requirements of 21 CFR § 312.21(b) (as amended or any replacement thereof), or its non-United States equivalents.

“Product” means any product, containing BiAb FVII/TLT-1, which (i) is Covered by a Valid Claim of the Novo Patents, or (ii) incorporates, is derived from, or is developed using, or relied on, the Novo Know-How or (iii) is made by a process Covered by any Valid Claim of the Novo Patents and/or that utilizes the Novo Know-How.

“Project” means the BiAb FVII/TLT-1 research project conducted by Novo Nordisk, with internal reference code [**], which was discontinued in [**].

“Receiving Party” shall have the meaning set forth in Section 8.1.1 (Confidential Information).

“Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for Products, including without limitation, the FDA, EMA and any corresponding national or regional regulatory authorities.

“Research Evaluation Agreement” means the preliminary license agreement entered into between Genmab and Licensee, which allows for Licensee’s research of the Novo Technology using the DuoBody® Platform Technology, with effective date [**].

“Royalty Term” shall have the meaning set forth in Section 3.2.3 (Royalty Term).

“Selling Party” shall have the meaning set forth in the definition of Net Sales.

“Sublicensee(s)” shall mean any Third Party to which Licensee has granted a sublicense under this Agreement.

“Term” shall have the meaning set forth in Section 9.1 (Term).

“Territory” means the world.

“Third Party” means a Person other than (a) Novo Nordisk or any of its Affiliates and (b) Licensee or any of its Affiliates.

“TLT-1” means the TREM-like transcript 1 protein.

“Valid Claim” means, on a country-by-country basis, an issued and unexpired claim within the Novo Patents or a pending claim in a patent application within the Novo Patents.

“Work Plan” means the research work plan as set out in Exhibit C of this Agreement.

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ARTICLE 2. INTELLECTUAL PROPERTY AND LICENSE GRANT

Section 2.1 License Grant.

2.1.1 License. Subject to the terms and conditions of this Agreement, Novo Nordisk hereby grants to Licensee:

(i)	an exclusive (even with respect to Novo Nordisk), worldwide, royalty-bearing license, including the right to sublicense, to the Novo Patents; and

(ii)	a non-exclusive, worldwide, royalty-bearing license, including the right to sublicense, to the Novo Know-How;

in each case, to Exploit Product(s) in the Licensed Field in the Territory (the “License”).

2.1.2 Temporary Limited License. The Parties have agreed that, during the first [**] of the Term, Licensee shall strictly limit its activities under the License to the non- clinical activities as specified in the Work Plan.

Section 2.2 Ownership of IP. As between the Parties and subject to the License grant, Novo Nordisk will continue to own the rights in the Novo Technology. For clarity, Licensee will own all data, Know-How, and inventions (including Patent Rights claiming such inventions) generated by or on behalf of Licensee, its Affiliates and Sublicensees during the Exploitation of the Product(s) in the Licensed Field in the Territory after the Effective Date.

Section 2.3 Sublicenses. As of [**], and on the condition that the Genmab- Licensee CLA is effective, Licensee shall be entitled, subject to Section 2.6 (Right of First Negotiation) and the payments as set forth in Article 3, to grant sublicenses by a written agreement to its Affiliates or to Third Parties (with the right to sublicense through multiple tiers) without the prior written consent of Novo Nordisk, provided, however, that as a condition precedent to and requirement of any such sublicense: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement; and (b) Licensee will continue to be responsible for full performance of its obligations under this Agreement and will be responsible for all actions of the Sublicensee.

Section 2.4 Transfer of Novo Know-How.

2.4.1 Upon the Effective Date, Novo Nordisk shall transfer to Licensee the Novo Know-How listed in Exhibit B. The Parties will agree on a transfer plan to initiate the transfer to Licensee. On Novo Nordisk’s side, all communications regarding the transfer plan shall go through [**] (employee initials as known to the Parties). Licensee shall not contact or communicate with any other Novo Nordisk co-worker for this purpose, unless instructed otherwise in writing. Novo Nordisk shall compile and provide Licensee with access to the Novo Know-How in accordance with the transfer plan, including in the format specified therein. During the transfer of Novo Know-How, Novo Nordisk shall reasonably assist Licensee with advice and support free of charge. The work includes preparation of data in interpreted format as necessary to complete the transfer. The Parties estimate that the transfer of Novo Know-How will have been completed within [**].

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2.4.2 Licensee acknowledges that, except as expressly set forth in Section 6.2 (Additional Novo Nordisk Representations and Warranties), the Novo Know-How is provided “as is” and without any representation or warranty, express or implied, as to its accuracy or completeness, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose, or any warranty that use of the Novo Know-How will not infringe or violate any patent or other proprietary rights of any third party. Acceptance of the Novo Know-How will constitute acceptance by Licensee of liability for any damages or injuries resulting from its possession or use of the Novo Know-How.

2.4.3 Licensee hereby agrees to use the Materials in compliance with any and all applicable laws and regulations.

2.4.4 Licensee acknowledges that the Materials transferred by Novo Nordisk to Licensee under this Agreement are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of any such Materials. Accordingly, no Materials shall be used in any human application, including any clinical trial.

Section 2.5 No Other Rights. Licensee acknowledges that the rights and licenses granted under this Article 2 (Intellectual Property and License Grant) and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by Novo Nordisk to Licensee.

Section 2.6 Right of First Negotiation.

2.6.1 Licensee hereby grants to Novo Nordisk a right of first negotiation (“ROFN”) to obtain a license back from Licensee to Exploit the Product in the Licensed Field in the Territory. Novo Nordisk’s ROFN shall expire [**] after Licensee [**] (the “ROFN Expiration Date”).

2.6.2 If, before the ROFN Expiration Date, Licensee decides to discuss with a Third Party the terms under which such Third Party, either alone or together with Licensee or Licensee’s Affiliate(s), shall Exploit the Product in the Licensed Field, Licensee shall notify Novo Nordisk in writing, and provide to Novo Nordisk all information in Licensee’ Control as reasonably necessary or useful for Novo Nordisk to evaluate its interest, and Novo Nordisk shall have [**] to exercise its ROFN by providing Licensee with a written notice to confirm its interest in obtaining an exclusive license from Licensee to Exploit the Product in the Licensed Field.

2.6.3 If Novo Nordisk exercises its ROFN within such [**], Novo Nordisk shall have the exclusive right, during the next [**], which period may be extended by mutual written agreement of the Parties, to negotiate with Licensee in good faith regarding the terms and conditions of a license agreement under which Licensee would grant such an exclusive license to Novo Nordisk. During this exclusive negotiation period, Licensee shall neither license or otherwise grant to any Third Party, nor engage in any negotiations or other discussions with any Third Party regarding any agreement to license or otherwise grant to any Third Party, any rights to Exploit the Product in the Licensed Field in the Territory.

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2.6.4 If Novo Nordisk does not exercise its ROFN within such [**], or if Novo Nordisk exercises its ROFN within such [**] but the negotiation has not resulted in a binding written agreement by the end of such [**], then Licensee shall be free to negotiate with any Third Party with respect to such a license and to grant such a license to any Third Party, without any further obligations to Novo Nordisk. For clarity, Licensee shall have no obligation to share with or offer to Novo Nordisk the terms negotiated by Licensee with such Third Party.

2.6.5 In all instances Licensee shall provide Novo Nordisk and the Third Party or Third Parties with information that is substantially the same.

ARTICLE 3. FEES, ROYALTIES & PAYMENTS

Section 3.1 Milestone Payment and Milestone Event.

3.1.1 Licensee shall pay to Novo Nordisk the following one-time milestone payment (“Milestone Payment”) following the first occurrence of the milestone event set forth below with respect to a Product (the “Milestone Event”):

Milestone Event	Figures in Danish kroner (DKK)

[**]	40,000,000

3.1.2 Licensee shall pay to Novo Nordisk the applicable Milestone Payment within [**] after the first achievement by Licensee, its Affiliates or its Sublicensees of an applicable Milestone Event. The Milestone Payment shall be non-refundable and non-creditable. For clarity, the Milestone Payment is a one-time payment only, regardless of the number of times the Milestone Event is achieved or the number of Products that achieve the Milestone Event.

Section 3.2 Royalties and Other Payments.

3.2.1 Royalty Rate. Licensee shall pay to Novo Nordisk the tiered royalties set forth in the following table on annual worldwide Net Sales of the Product(s) sold by a Selling Party calculated country-by-country during the applicable Royalty Term for each country, and then aggregated to determine the following tiers of annual worldwide Net Sales:

Annual Net Sales in DKK	Royalty Rate
≤ [**]	[**]%

between [**] and ≤ [**]	[**]%

> [**]	[**]%

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Example: if the aggregate annual Net Sales of the Product(s) is DKK [**], the amount of the royalties payable for that period (without considering any applicable royalty reductions) is calculated as follows: [**].

3.2.2 Royalty Term. Any such royalty payments shall be made within [**] of the end of each calendar quarter. Licensee’ obligation to pay royalties with respect to a Product in a particular country of sale shall commence upon the First Commercial Sale of such Product in such country and shall expire on a country-by-country and Product-by-Product basis on the later of (a) the expiration of the last to expire Valid Claim within any Novo Patent that Covers such Product in such country, or (b) the tenth (10th) anniversary of the First Commercial Sale of such Product in such country (the “Royalty Term”).

Section 3.3 Method of Payment. Unless otherwise agreed by the Parties, all payments due from Licensee to Novo Nordisk under this Agreement shall be paid Danish kroner by wire transfer or electronic funds transfer of immediately available funds to the following account:

Beneficiary Name: [**]

Beneficiary Account #: [to be specified at the time]

Bank Name: [to be specified at the time]

BIC Code: [to be specified at the time]

Section 3.4 Royalty Reports. After the First Commercial Sale of the first Product and until expiration of the last Royalty Term, Licensee shall prepare and deliver to Novo Nordisk royalty reports of the sale of Products by the Selling Parties for each calendar quarter within [**] of the end of each such calendar quarter specifying in the aggregate and on a Product-by-Product basis: (a) total gross amounts for Products sold or otherwise disposed of by a Selling Party; (b) amounts deducted by category, in accordance with the definition of Net Sales in Article 1, from gross amounts to calculate Net Sales; (c) Net Sales; and (d) royalties payable. To the extent Licensee generates for its own purposes such information on a country-by-country basis, then it shall provide such information on a country-by-country basis.

Section 3.5 Currency Conversion. In the case of sales outside Denmark, payments received by Licensee will be expressed in the DKK equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their DKK equivalent using the average rate of exchange over the applicable calendar quarter to which the sales relate, in accordance with the rates of exchange used by Licensee in producing its quarterly and annual reports to its shareholders, as confirmed by Licensee’s independent public accountants.

Section 3.6 Late Payments. In the event that any undisputed payment due hereunder is not made when due, Novo Nordisk is entitled to charge interest on such late payment beginning on the day following the due date thereof, calculated annually at the sum of (a) [**] percent ([**]%) plus (b) the LIBOR interest rate on the date said payment is due, the interest being compounded on the last day of each calendar quarter; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Law. If requested by Novo Nordisk each such undisputed late payment when made shall be accompanied by all interest so accrued.

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Section 3.7 Records and Audits. Licensee will keep complete and accurate records relating to the calculations of Net Sales generated in the then current calendar year and payments required under this Agreement, and during the preceding [**]. Novo Nordisk will have the right during the Term and for a period of [**] thereafter, [**] at its own expense, to have an internationally recognized, independent, certified public accounting firm, currently one of the following: [**] (the “Auditor”), selected by it, review any such records of Licensee and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party subject to the following terms:

(a)	Novo Nordisk shall give Licensee at least [**] prior written notice of when its Auditor shall visit the Audited Party;

(b)	at least [**] prior to inspecting any records, the Auditor must enter into a confidentiality agreement with the Audited Party that is reasonably satisfactory to the Audited Party;

(c)	Licensee shall make their books and records available for review by the Auditor solely to verify the accuracy of its Net Sales report and payments under this Agreement;

(d)

Licensee shall give access to the Auditor during regular business hours at the place or places where the books and records are usually kept. While inspecting such accounts and records, the Auditor must abide by all of Licensee’ standard rules and regulations and the Auditor will not be entitled to take copies of any such accounts and records;

(e)

the Auditor shall prepare and deliver to each Party a report setting out its findings no later than [**] after the audit has been completed. The Auditor shall share its findings with Licensee prior to delivering the report in order for the parties to in good faith discuss any discrepancies;

(f)

any report by the Auditor under this Section 3.7 shall be deemed Confidential Information of Licensee and Novo Nordisk shall keep such report and any other information received or learnt in connection with the audit confidential;

(g)	no [**] will be subject to audit under this Section 3.7 more than [**]; and

(h)

should such inspection lead to the discovery of a discrepancy to Novo Nordisk’s detriment, Licensee will, within [**] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 3.6 (Late Payments). Novo Nordisk will pay the full cost of the review unless the underpayment of amounts due to Novo Nordisk is greater than [**] percent ([**]%) of the amount due for the entire period being examined, in which case Licensee will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to Licensee’ detriment, Licensee may deduct the amount of the discrepancy, without interest, against future payments payable to Novo Nordisk under this Agreement, and if there are no such payments payable, then Novo Nordisk shall pay to Licensee the amount of the discrepancy, without interest, within [**] of Novo Nordisk’s receipt of the report.

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Section 3.8 Taxes.

3.8.1 Sales Tax. Licensee is responsible for the payment of any state or local, sales or use, or similar fees or taxes arising as a result of the transfer of Materials by Novo Nordisk to Licensee pursuant to Section 2.4.1 (but excluding any income taxes), and Licensee will remit such fees or taxes to Novo Nordisk, as the collection agent, upon invoice.

3.8.2 Withholding. If the applicable Law requires that taxes be withheld with respect to any payments by Licensee to Novo Nordisk under this Agreement, Licensee may: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Novo Nordisk on a timely basis following that tax payment. Each Party agrees to reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is then in effect (e.g., Licensee shall not withhold withholding tax without first confirming with Novo Nordisk that Novo Nordisk is not able to provide the documentation of its taxable status and Licensee shall delay making any payment to the extent requested by Novo Nordisk for the purpose of Novo Nordisk receiving and/or providing such documentation). Upon written request by Novo Nordisk, Licensee shall provide Novo Nordisk with official receipts issued by the appropriate governmental agency documenting the amount of any withholding tax or any other information as is reasonably requested by Novo Nordisk.

3.8.3 VAT. All payments shall be based on invoices and applied value added tax according to local regulation.

ARTICLE 4. PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

Section 4.1 Prosecution, Maintenance and Enforcement.

4.1.1 Until [**] after the Effective Date, Novo Nordisk shall be responsible, at its own risk and cost, for the prosecution, maintenance and enforcement of the Novo Patents, including the defense and settlement of claims from Third Parties regarding the Novo Patents; provided that Novo Nordisk may not discontinue its prosecution, maintenance or enforcement of the Novo Patents without Licensee’s prior written approval. Licensee shall reasonably cooperate with and assist Novo Nordisk in the prosecution, maintenance and enforcement of the Novo Patents and Novo Nordisk shall reimburse Licensee for its reasonable expenses incurred in connection herewith. Upon expiry of [**] from the Effective Date, the costs of the prosecution, maintenance and enforcement of the Novo Patents will be borne by Licensee, and, at Licensee’s option, and if so notified by Licensee in writing, Novo Nordisk shall transfer to Licensee, and Licensee will take over, the prosecution and maintenance of the Novo Patents.

4.1.2 Each Party shall keep the other Party reasonably informed of its prosecution of the Novo Patents and shall promptly provide the other Party with all material correspondence received from any patent authority in connection therewith. In addition, each Party shall promptly provide the other Party with drafts of all proposed material filings and correspondence to any patent authority with respect to the Novo Patents for review and comment prior to the submission of such proposed filings and correspondences and shall consider and implement in good faith any reasonable comment received from the other Party (including request to expand the scope of the claims) that are supported by the disclosure in the Novo Know-How.

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4.1.3 As the exclusive licensee, Licensee shall the first right, but not the obligation, to enforce the Novo Patents against any infringement in the Licensed Field in the Territory, at its own expense and as it reasonably determines appropriate. Novo Nordisk shall have the right to be represented by counsel of its choice at its own expense. If Licensee decides not to enforce the Novo Patents against any particular infringement, Licensee shall promptly notify Novo Nordisk, in which case, Novo Nordisk shall have the right to enforce the Novo Patent against such infringement at its own expense. At the request and expense of the enforcing Party, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required. Any recoveries resulting from the enforcement of the Novo Patents shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses shall be retained by the enforcing Party; provided however that if the enforcing Party is Licensee, then such excess recovery shall be deemed Net Sales and subject to royalty payment under Section 3.2.

ARTICLE 5. OBLIGATIONS OF THE PARTIES

Section 5.1 Responsibility. Following the Effective Date and at all times during the Term, Licensee shall be responsible for, and shall bear and be responsible for any costs, expenses and payments associated with, any further research, development and/or commercialization of the Product(s), including regulatory, manufacturing, distribution, marketing and sales activities, such as, but not limited to, any payments to Genmab in connection with the DuoBody® License. Subject only to the express written terms of this Agreement, all decisions concerning the research, development, marketing and sales of Product(s), including the clinical and regulatory strategy, design, sale, price and promotion of Product(s) covered under this Agreement, shall be within the sole discretion of Licensee.

Section 5.2 Diligence. Licensee shall (directly and/or through one or more Affiliates and/or Sublicensees) use commercially reasonable efforts to develop and commercialize a Product.

Section 5.3 Reports. Within [**] of each calendar year, Licensee shall submit to Novo Nordisk a report summarizing the status of Licensee’s and its Affiliates’ and Sublicensees’ activities related to the Exploitation of Products during the preceding calendar-year period in relation to the development plan including any updates to the clinical plans.

ARTICLE 6. REPRESENTATIONS

Section 6.1 Mutual Warranties. Each of Novo Nordisk and Licensee represent and warrant that:

(a)

it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)

it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

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(c)	this Agreement is legally binding upon it and enforceable in accordance with its terms;

(d)

the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law; and

(e)

as of the Effective Date, there is no announced investigation, suit, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party before or by any court, arbitrator, or Governmental Authority that, individually or in the aggregate, is reasonably expected to (i) materially impair the ability of such Party to perform its obligations under this Agreement, or (ii) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby.

Section 6.2 Additional Novo Nordisk Representations and Warranties. Novo Nordisk represents and warrants to Licensee that:

(a)

Novo Nordisk is the sole and exclusive owner of the Novo Technology, free and clear of all liens, has the right to grant to Licensee the rights and licenses as purposed to be granted hereunder, and has not granted (and will not grant during the Term) any rights in Novo Technology that are inconsistent with the rights granted to Licensee hereunder. The Novo Technology is not subject to any pending reexamination, opposition, interference or litigation proceedings.

(b)	to Novo Nordisk’s knowledge, there have been no inventorship or ownership challenges with respect to the Novo Patents.

(c)

to Novo Nordisk’s knowledge, and without any obligation on Novo Nordisk to conduct an enquiry into potential infringement of Third Party-rights and without Novo Nordisk having done an FOO analysis, Novo Nordisk’s performance of the Project did not infringe or misappropriate any intellectual property rights of a Third Party.

(d)	to Novo Nordisk’s knowledge, Novo Nordisk has complied with all applicable laws and regulations in its performance of the Project.

Section 6.3 Additional Licensee Representation. Licensee represents and warrants to Novo Nordisk that, on the Effective Date, Johan H. Faber is 100% shareholder of Licensee.

Section 6.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 6 (REPRESENTATIONS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

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ARTICLE 7. INDEMNIFICATION

Section 7.1 Indemnity.

7.1.1 By Novo Nordisk. Novo Nordisk agrees to defend Licensee and its (and its Affiliates’) directors, officers, employees and agents (the “Licensee Indemnified Parties”) at Novo Nordisk’s cost and expense, and will indemnify and hold Licensee and the other Licensee Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the material breach of this Agreement or the representations and warranties made hereunder by Novo Nordisk or (b) the negligence or wilful misconduct of Novo Nordisk or its Affiliates in connection with its activities under this Agreement; except, in each case, to the extent such Losses result from clause (a), (b), (c) or (d) of Section 7.1.2 (‘By Licensee’). In the event of any such claim against the Licensee Indemnified Parties by a Third Party, Licensee shall promptly notify Novo Nordisk in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of Novo Nordisk except to the extent Novo Nordisk is actually prejudiced thereby) and Novo Nordisk shall solely manage and control, at its sole expense, the defense of the claim and its settlement; provided, however, that Novo Nordisk shall not settle any such claim without the prior written consent of Licensee if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a Licensee Indemnified Party), would bind or impair a Licensee Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Licensee or this Agreement is invalid, narrowed in scope or unenforceable. The Licensee Indemnified Parties shall cooperate with Novo Nordisk and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

7.1.2 By Licensee. Licensee agrees to defend Novo Nordisk and its (and its Affiliates’) directors, officers, employees and agents (the “Novo Indemnified Parties”) at Licensee’ cost and expense, and will indemnify and hold Novo Nordisk and the other Novo Indemnified Parties harmless from and against any Losses resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or wilful misconduct of Licensee, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (b) the material breach of this Agreement or the representations, warranties and covenants made hereunder by Licensee, (c) the Exploitation of any Product by or on behalf of Licensee, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims), or (d) the use of any Materials by or on behalf of Licensee, its Affiliates, or their respective Sublicensees; except, in each case, to the extent such Losses result from clause (a) or (b) of Section 7.1.1 (By Novo Nordisk). In the event of any such claim against the Novo Indemnified Parties by a Third Party, Novo Nordisk shall promptly notify Licensee in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of Licensee except to the extent Licensee is actually prejudiced thereby) and Licensee shall solely manage and control, at its sole expense, the defense of the claim and its settlement; provided, however, that Licensee shall not settle any such claim without the prior written consent of Novo Nordisk if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of

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money by a Novo Indemnified Party), would bind or impair an Novo Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Novo Nordisk or this Agreement is invalid, narrowed in scope or unenforceable. The Novo Indemnified Parties shall cooperate with Licensee and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

Section 7.2 LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 7.2 (LIMITATION OF DAMAGES) SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 8 (CONFIDENTIALITY) OR (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 7.2 (LIMITATION OF DAMAGES) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 7 (INDEMNIFICATION) WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

ARTICLE 8. CONFIDENTIALITY

Section 8.1 Confidential Information.

8.1.1 Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” means all information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party to Receiving Party under this Agreement. Without limiting the foregoing, all Novo Know-How will be considered Confidential Information of Novo Nordisk, and all financial and business disclosures from Licensee to Novo Nordisk will be considered Confidential Information of Licensee. In addition to its confidentiality obligations with respect to Licensee’s Confidential Information, Licensee agrees to keep the Novo Know-How in confidence in accordance with the terms of non-disclosure set forth in Section 8.1.2 (Restrictions) as if the Novo Know-How were Confidential Information of Licensee.

8.1.2 Restrictions. During the Term and for [**] thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with a high degree of care. Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, directors, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform the relevant Party’s obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 8.1.2. Receiving Party will ensure that those entities and persons comply with the restrictions on use and disclosure in this Section 8.1.2. Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

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8.1.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates in breach of the confidentiality obligations set forth herein; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

Section 8.2 Publication.

8.2.1 Special Limitations. Licensee is not at any time during the Term or thereafter entitled to make any publications or other disclosure to a Third Party with regard to the Novo Technology until the effective date of the Gcnmab-Licensee CLA.

8.2.2 General Principles. After the effective date of the Genmab-Licensee CLA, Licensee shall have the right to publish information arising from the development of the Product. However, up to and until the start of a [**], Licensee shall provide Novo Nordisk with the opportunity to review the draft prior to such publication. If Licensee’s publication contains Confidential Information of Novo Nordisk, then Licensee shall provide Novo Nordisk with the proposed publication at least [**] prior to the intended date of submission or disclosure. If Novo Nordisk reasonably determines that the publication would entail disclosure of its Confidential Information, Novo Nordisk shall have the right to reasonably require modifications of the proposed publication.

ARTICLE 9. TERM & TERMINATION

Section 9.1 Term.

9.1.1 Term of this Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue to be effective until it:

(i)	automatically terminates as provided for in Section 9.2, or;

(ii)	is terminated by a Party as provided for in Sections 9.3, 9.4 or 9.5;

whichever date of (i) or (ii) comes first.

9.1.2 Expiry of Royalty Term. Effective upon the expiration of the Royalty Term for a Product in a country, this Agreement shall continue in force but the License shall, on a Product-by-Product and country-by-country basis, become royalty-free, perpetual and irrevocable with respect to such Product in such country. For clarity, if this Agreement terminates as set out in Section 9.1.1, the License shall terminate with this Agreement.

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Section 9.2 Automatic Termination. This Agreement will automatically terminate:

a)	upon expiry or termination, on or before 1 April 2020, of the LOA, unless upon such expiry or termination the amendment agreement as referred to under Section 9.2 (b) has been entered into, or;

b)

on 1 April 2020, if, on this date, Genmab and Novo Nordisk have not entered into an amendment agreement to the LOA which amendment authorizes Novo Nordisk (i) to publish its NN Patents in November 2020, and, (ii) to share, or continue to share, the Novo Technology with Licensee without Novo Nordisk first having to enter into a commercial license agreement with Genmab, or;

c)

on 15 September 2020, if, on this date, (i) the Genmab-Licensee CLA is not in effect, or (ii) Genmab has not agreed to Novo Nordisk’s cancelation of the TLT-1/FVI1 Target Binding Pair under the LOA or to publication of the NN Patents, or;

d)	upon expiry or termination, for any reason whatsoever, of the Research Evaluation Agreement, unless it is replaced by the Genmab-Licensee CLA.

whichever date under Section 9.2 under (a), (b), (c) or (d) comes first.

Section 9.3 Termination for Convenience. Licensee shall have the right to terminate this Agreement without cause upon ninety (90) days’ prior written notice to Novo Nordisk.

Section 9.4 Termination upon Breach. Either Party may terminate this Agreement upon delivery of written notice to the other Party in the event of a material breach by the other Party of any terms and conditions of this Agreement, which notice shall include details specifying the description of such breach; provided, however, that such termination will not be effective if such breach has been cured within [**] after such written notice has been given; provided further, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within [**] after written notice thereof is given by Novo Nordisk to Licensee.

Section 9.5 Termination upon Bankruptcy. Either Party may terminate this Agreement with immediate effect if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [**] after the filing thereof, or if the other Party proposes, or becomes a Party to, any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

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Section 9.6 Effects of Termination.

(a)

If Novo Nordisk terminates this Agreement, and Licensee has entered into a sublicense under this Agreement, Novo Nordisk agrees that, provided that the sublicense agreement is consistent with the terms of this Agreement, upon the Sublicensee’s written notice to Novo Nordisk, within [**] from Novo Nordisk providing notice of termination of this Agreement, and provided the Sublicensee is not (a) in breach of its Sublicense or (b) an Affiliate of Licensee, Novo Nordisk shall allow such Sublicensee to step into this Agreement and assume all of Licensee’s obligations under this Agreement and become a direct licensee of Novo Nordisk. For such direct license to become effective, the Sublicensee shall provide to Novo Nordisk written notice wherein the Sublicensee: (a) agrees to abide by all of the terms and conditions of this Agreement and fulfil any obligations formerly applicable to Licensee; (b) acknowledges that Novo Nordisk shall have no duties, obligations or liabilities to the Sublicensee other than or in addition to its obligations set forth in this Agreement with regard to Novo Nordisk; and (c) confirms it will make any payments earned and due after such termination directly to Novo Nordisk in accordance with this Agreement. The failure of Sublicensee to comply with the provisions of this Section 9.6(a) shall result in the termination of the sublicense contemporaneously with the termination of the License hereunder.

(b)	In case of termination of the License, for any reason whatsoever:

(1)

all rights and licenses granted by Novo Nordisk to Licensee in Article 2 (Intellectual Property and License Grant) will terminate, and Licensee and its Affiliates, and Sublicensees (except to the extent set forth in Section 9.6(a)) will cease all use of the Novo Technology and shall not use or exploit the Novo Technology or use a Product that relies on, or has been developed through use of, the Novo Technology, and;

(2)

Novo Nordisk is automatically granted a non-exclusive, worldwide, fully paid, royalty-free, transferable license, including the right to sublicense, under the Licensee Patents to Exploit the Product in the Licensed Field in the Territory.

(c)	For the avoidance of doubt, this Section 9.6 does not apply to continuation of the License upon expiry of the Royalty Term as per Section 9.1.2.

Section 9.7 Survival. Those provisions that, by their nature, are intended to survive termination of this Agreement, irrespective the cause, shall remain in effect after termination, including Article 1 (Definitions), Section 2.2 (Ownership of IP), Section 3.7 (Records and Audits), Article 7 (Indemnity), Article 8 (Confidentiality), Section 9.6 (Effects of Termination), Section 9.7 (Survival), Section 10.4 (Dispute Resolution; Jurisdiction), Section 10.5 (Governing Law), Section 10.6 (Notice), and Section 10.8 (Non-Use of Names. Termination or expiration of this Agreement will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

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ARTICLE 10. MISCELLANEOUS

Section 10.1 Entire Agreement; Amendment. This Agreement and all Exhibits to this Agreement constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

Section 10.2 Independent Contractors. The relationship between Licensee and Novo Nordisk created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 10.3 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, epidemic, quarantine, terrorism, war, acts of war, embargo, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labour disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within [**] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

Section 10.4 Dispute Resolution; Jurisdiction. The Parties will use commercially reasonable efforts to settle all matters in dispute amicably. Any dispute or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (the “Institute”) in force when such proceedings are commenced. The arbitration tribunal shall be composed of a sole arbitrator appointed by the Institute. The place of arbitration shall be Copenhagen, Denmark. The language of the arbitral proceedings shall be English. The award of the arbitrator shall be final and binding on both Parties. Notwithstanding, without resorting to prior arbitration and in addition to any other remedies provided by law, either Party shall be entitled to seek temporary and permanent injunctive relief against any threatened or actual breach of this Agreement or the continuation of any such breach in any court of competent jurisdiction. Any award of the arbitrator and the fact that arbitration proceedings are pending or have been instigated shall be regarded Confidential Information of both Parties.

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Section 10.5 Governing Law. The validity, construction and performance of this Agreement will be governed by and construed in accordance with the laws of Denmark excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Section 10.6 Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by courier to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by courier shall be deemed received the following business day.

If to Novo Nordisk:	Novo Nordisk A/S Novo Allé 2880 Bagsværd Denmark Attn: Head of Business Development

With a copy to:	General Counsel, Legal Department

If to Licensee:	Ebumab Hemophilia ApS Ole Maaløes Vej 3 2200 København N Denmark Attn: Johan Faber, CEO

Section 10.7 Compliance with Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 10.8 Non-Use of Names. Neither Party nor its Affiliates and Sublicensees shall use the name, trademark, logo, physical likeness or name of the other Party or any of its Affiliates, its and its Affiliates’ officers, directors or employees, in any advertising, promotional or sales literature, without the other Party’s prior written consent.

Section 10.9 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed; provided however that Licensee may, upon payment to Novo Nordisk of any amounts due as per Article 3 (Fees, Royalties & Payments) at the time of assignment, assign this Agreement, without Novo Nordisk’s consent, to its Affiliate and its successor to all or substantially all of its business to which this Agreement relates, whether in a merger, acquisition, sale of asset or similar transactions.

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Section 10.10 Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 10.11 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of Article 7 (Indemnity) (with respect to which the persons to which Article 7 (Indemnity) applies shall be Third Party beneficiaries in accordance with Article 7 (Indemnity)).

Section 10.12 Headings; Exhibits. Article and Section headings used herein are for convenient reference only and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

Section 10.13 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in Denmark. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 10.14 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement and may be executed through the use of facsimiles or .pdf documents.

[signature page follows]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their respective duly authorized representatives:

/s/ Lars Fogh Iversen	/s/ Johan H. Faber

Novo Nordisk A/S Name: Lars Fogh Iversen Title: Senior Vice President Date: 19 November 2019	Ebumab Hemophilia ApS Name: Johan H. Faber Title: CEO Date: ___ November 2019

Exhibit A:

•	Novo Patents

Exhibit B:

•	Description of Novo Know-How including the Materials

AMENDMENT AGREEMENT

to the

License Agreement for BiAb FVII/TLT-1 of 22 November 2019

by and between

Novo Nordisk A/S

and

Ebumab Hemophilia ApS

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (this “Amendment”) is entered into as of March 26, 2020 (the “Amendment Effective Date”) by and between Novo Nordisk A/S, a Danish corporation, CVR No. 24256790, with address at Novo Allé, DK-2880 Bagsværd, Denmark (“Novo Nordisk”), and Ebumab Hemophilia ApS, a Danish corporation, CVR No. 40837590, with address at Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark (“Licensee”).

Novo Nordisk and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, by License Agreement, effective 22 November 2019, (the “LA”) Novo Nordisk has granted EH an exclusive license to the Novo Patents and a non-exclusive license to the Novo Know-How, in each case relating to the TLT-1/FVII Target Binding Pair, to Exploit Product(s) in the Licensed Field in the Territory;

WHEREAS, under Section 2.6 of the LA, Novo Nordisk has a Right of First Negotiation (“ROFN”) to obtain, under certain conditions, a license back from Licensee to Exploit the Product in the Licensed Field in the Territory (“Grant-Back License”);

WHEREAS, the Parties now wish to amend the LA to reflect certain financial consequences of such Grant-Back License;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment Agreement, Novo Nordisk and Licensee, intending to be legally bound, hereby agree as follows, effective upon the Amendment Effective Date:

1.

In the event that, by any means whatsoever, including but not limited to a Grant-Back License, Novo Nordisk regains control of the exclusive rights to Exploit the Product (“Regained Licensed Product Event”), the LA shall automatically terminate.

2.	Promptly upon such Regained Licensed Product Event, Novo Nordisk will notify Genmab and Novo Nordisk will pay Genmab:

(i) the [**] fee in accordance with and as set forth in the LOA in the amount of US$[**]; and

(ii) any and all payments that would have been due and payable by Novo Nordisk to Genmab under the LOA prior to the Regained Licensed Product Event, if such corresponding milestone events have occurred. For clarity, the payments up to and including a [**] as agreed in the LOA (in addition to the [**] fee mentioned under (i)) are the following:

•	US$[**] upon [**];

•	US$[**] upon [**];

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•	US$[**] upon [**].

The Parties hereby agree that any monies payable by Novo Nordisk to Genmab under (i) and (ii) above will be credited against any monies paid by Novo Nordisk to EH in connection with the Regained Licensed Product Event.

For clarification, any and all payments by Novo Nordisk to Genmab that become due under the LOA for milestone events that occur after the Regained Licensed Product Event will not be credited against any monies paid by Novo Nordisk to EH.

3.	Except as expressly modified by this Amendment Agreement, all definitions, terms and provisions of the LA shall remain in full force and effect.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their respective duly authorized representatives:

/s/ Lars Fogh Iversen	/s/ Johan H. Faber

Novo Nordisk A/S Name:Lars Fogh Iversen Title:Senior Vice President Date: 26/3 2020	Ebumab Hemophilia ApS Johan H. Faber Title: CEO Date: 25/3 2020

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